EXHIBIT 107

Calculation of Filing Fee Table

FORM S-8
(Form Type)

Yum China Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Equity	Common stock, $0.01 par value	Rule 457(c) and Rule 457(h)	31,000,000	$42.23	$1,309,130,000.00	.00011020	$144,266.13

Total Offering Amounts					$1,309,130,000.00		$144,266.13
Total Fee Offsets							$--
Net Fee Due							$144,266.13

(1)
Yum China Holdings, Inc., a Delaware corporation (the “Registrant”), is filing this Registration Statement to register 31,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”), for issuance under the Yum China Holdings, Inc. 2022 Long Term Incentive Plan (the “Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional and indeterminate number of shares of Common Stock which may become issuable pursuant to the provisions of the Plan relating to adjustments for changes resulting from a stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of Common Stock.
(2)
Estimated pursuant to Rules 457(c) and (h) under the Securities Act solely for the purposes of calculating the amount of the registration fee, based on the average of the high and low sales prices of the Common Stock reported on the New York Stock Exchange on October 26, 2022.